Exhibit 4.1

AMENDMENT NO. 1 TO

PREFERRED STOCK RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO PREFERRED STOCK RIGHTS AGREEMENT (this “Amendment”) is dated as of June 26, 2023 (the “Effective Date”), and amends that certain Preferred Stock Rights Agreement, dated as of July 12, 2022 (the “Rights Agreement”), by and between Forte Biosciences, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given to them in the Rights Agreement.

RECITALS

WHEREAS, in accordance with Section 27 of the Rights Agreement, for so long as the Rights are redeemable, the Company may in its sole discretion supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates, Preferred Stock or Common Stock, and the Rights Agent must, if the Company so directs, execute such supplement or amendment;

WHEREAS, the Rights are currently redeemable;

WHEREAS, the board of directors of the Company has determined that this Amendment is advisable, fair to and in the best interests of the Company and its stockholders;

WHEREAS, the Company has delivered to the Rights Agent a certificate stating that this Amendment complies with Section 27 of the Rights Agreement; and

WHEREAS, the Rights Agent is directed to join in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:

1. Amendment of the Rights Agreement.

(a) Section 1(z) of the Rights Agreement is hereby amended and restated in its entirety as follows:

““Final Expiration Date” means July 12, 2024.”

(b) Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. All references to the Rights Agreement shall, from and after the Effective Date, be deemed to be references to the Rights Agreement as amended hereby. In the event of a conflict or an inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties hereto need not sign the same counterpart. A signature to this Amendment executed and/or transmitted electronically (including by fax and .pdf) will have the same authority, effect, and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party hereto forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction adversely affects the rights, immunities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately.

5. Descriptive Headings. The descriptive headings of the several sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

6. Further Assurances. Each of the parties to this Amendment will reasonably cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

7. Governing Law. This Amendment, and all claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Amendment, or the negotiation, execution, performance or subject matter of this Amendment, will be governed by and construed in accordance with the laws of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

FORTE BIOSCIENCES, INC.

By:	/s/ Paul A. Wagner
Name:	Paul A. Wagner, Ph.D.
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kathy Heagerty
Name:	Kathy Heagerty
Title:	Manager, Client Management

[Signature Page to Amendment No. 1 to Preferred Stock Rights Agreement]